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                                                                Exhibit: 10.53FT

                            PROMISSORY NOTE AGREEMENT
                              FOR $2.0 MILLION LOAN
                      TO FUTECH INTERACTIVE PRODUCTS, INC.
                 FROM MELISSA TURNER GOETT AND VINCENT W. GOETT

8/10/1998                                                     Phoenix, Arizona

         This Agreement is made and entered into on the date set forth above, by and between, MELISSA TURNER GOETT ("MTG") and VINCENT W. GOETT ("GOETT") (jointly known as "PAYEE") and FUTECH INTERACTIVE PRODUCTS, INC. ("PROMISOR"). The purpose of this Agreement is to arrange for a short-term operating loan by Payee to Promisor and the resulting repayment of principal, interest and shares of common stock.

RECITAL:

         Subject to the terms and conditions of this Agreement:

1. Payee desires and is willing to provide up to a $2.0 million loan ("Loan") to Promisor for repayment of PRINCIPAL AND INTEREST at an annual interest rate of 10%. The term of the loan is for 12 months starting on the first day of the first succeeding month after the loan is received, in part or in full, by Promisor.

2. Upon maturity, Promisor will repay principal and interest calculated as of that date. If full payment of the Loan is not made at that time, interest will continue to accrue at an annual rate of interest of 16%. There is no penalty for prepayment of the loan.

3. Payee reserves the right to convert all or a portion or the outstanding principal and interest due and owing to shares of common stock of Promisor. The conversion rate will be 20 shares of the Promisor's common stock for every one dollar of principal plus interest outstanding. The Payee may elect to exercise this conversion option at anytime prior to the maturity date of the Loan or up to 180 days after the Loan's maturity date if the Promisor has not been able to fulfill the outstanding obligation monetarily. The only restriction is the Promisor's number of unencumbered shares available for distribution.

4. In addition to the $2.0 million in principal plus accrued interest that will be due and owing by Promisor to the Payee, or as designated by Payee, the Promisor agrees to provide 8.0 million options for the purchase of Promisor's common stock. The options are granted at an exercise price of $0.05 per share, the options become exercisable one year from the execution date of this Agreement and expire five years from the exercise date. The stock options will be issued to Palmilla Management Trust ("PMT").

5. The sum of $200,000.00 will be provided to Goett as a shareholder advance/loan as approved by the Shareholder Loan and Master Promissory Note for Credit Line Agreement dated January 1, 1997. This amount shall be payable to Goett immediately upon receipt of the Loan proceeds.

6. Promisor desires to receive Loan under all the repayment terms and conditions.


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         NOW, THEREFORE, in consideration of the Agreement, covenants, and undertakings contained below, it is mutually agreed as follows:

1. Payee agrees to arrange for and provide to Promisor a $2.0 million loan per the terms and conditions previously stated.

2. Promisor agrees to receive the $2.0 million loan from Payee and to repay all monies, stock options and shareholder advances/loans per the terms and conditions of this Agreement.

REPRESENTATIONS OF PAYEE AND PALMILLA MANAGEMENT TRUST

         Payee and PMT represent, warrant and covenant as follows:

         1. Payee and PMT are familiar with the business and affairs of Promisor and realize an investment in the shares involves a high degree of risk.

         2. Payee and PMT have been advised that there will be no public market for the shares; it may not be able to readily liquidate its investment, the shares have not been registered or qualified under Federal or State laws governing the issuance of securities; and Promisor has no current intention of registering the shares or reporting under the Act or any comparable or related Federal or State law.

         3. Payee and PMT are accredited investors and acknowledge that its overall commitment to investments which are not readily marketable is not disproportionate to its net worth; and its investment in the shares will not cause such overall commitment to become excessive; that Payee and PMT have adequate means of providing for its current needs and personal contingencies, and has no need for liquidity of this investment; that Payee and PMT have evaluated the risk of investing in Promisor; that Payee and PMT are aware of the financial risks and possible financial hazards of purchasing the shares and it has carefully considered these risks of the investment, including the possibility of a complete loss thereof.

         4. Payee and PMT agree the stock is subject to a Stock Restrictions and Sale Agreement. The shares acquired under this Agreement shall be subject to that Stock Restrictions and Sale Agreement, as it may be amended from time to time.

SURVIVAL

         The representations, warranties and covenants contained in the section Representations of Payee and PMT shall survive the transfer of the shares.

ATTORNEYS' FEES

         The prevailing party in any action to enforce the terms and conditions hereof shall be entitled to recover its reasonable attorneys' fees and court costs.


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CONSTRUCTION

         Where the context of this Agreement requires, the singular shall be construed as the plural, and neuter pronouns shall be construed as masculine and feminine pronouns, and vice versa. This Agreement shall be construed according to its fair meaning and neither for nor against any party hereto. This Agreement shall be governed by and construed in accordance with Arizona law.

Futech Interactive Products, Inc. ("Promisor")



/s/ Vincent W. Goett
-------------------------------
Vincent W. Goett
Chairman and CEO

                  This Agreement consists of a total of 3 pages


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